SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)*

                                  Unova, Inc.
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                                (Name of Issuer)

                         Common Stock, $0.01 par value
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                         (Title of Class of Securities)

                                   91529B106
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                                 (CUSIP Number)

                               December 31, 1999
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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |X| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

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      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 91529B106                  13G
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Perry Corp.
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
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                  5     SOLE VOTING POWER

                        4,623,300
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           NONE
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              4,623,300
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        NONE
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,623,300 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.36%
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12    TYPE OF REPORTING PERSON*

      CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

CUSIP No. 91529B106                  13G
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Richard C. Perry
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        4,623,300 (all shares beneficially owned by Perry Corp.)
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           NONE
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              4,623,300 (all shares beneficially owned by Perry Corp.)
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        NONE
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,623,300
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.36%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

ITEM 1(a). NAME OF ISSUER:

            Unova, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            360 North Crescent Drive
            Beverly Hills, CA  90210

ITEM 2(a). NAME OF PERSON FILING:

            This statement is filed on behalf of Perry Corp., a New York corporation, and Richard C. Perry. Perry Corp. is a private investment firm and Richard C. Perry is the President and sole stockholder of Perry Corp.

            See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            599 Lexington Avenue
            New York, NY  10022

ITEM 2(c). CITIZENSHIP:

            Perry Corp. is a New York corporation, and Richard C. Perry is a citizen of the United States.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e). CUSIP NUMBER:

            91529B106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            If this statement is filed pursuant to Rule 13d-1(C), check this box. [X]

ITEM 4. OWNERSHIP

            (a) AMOUNT BENEFICIALLY OWNED:

                4,623,300 shares

            (b) PERCENT OF CLASS:

                8.36%

            (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  Sole power to vote or to direct the vote:

                     4,623,300 shares

               (ii) Shared power to vote or to direct the vote:

                     NONE

               (iii) Sole power to dispose or to direct the disposition of:

                     4,623,300 shares

               (iv) Shared power to dispose or to direct the disposition of:

                     NONE

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

            Not Applicable

ITEM 10.  CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            PERRY CORP.

Dated: February 14, 2000
       New York, New York               By: /s/ Richard C. Perry
                                            -----------------------
                                            Name:  Richard C. Perry
                                            Title: President

Dated: February 14, 2000
       New York, New York               /s/ Richard C. Perry
                                        ---------------------------
                                        Richard C. Perry

                                                                       EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

            The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Unova, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

                                              PERRY CORP.

Dated: February 14, 2000
       New York, New York                 By: /s/ Richard C. Perry
                                              -----------------------
                                              Name:  Richard C. Perry
                                              Title: President


Dated: February 14, 2000
       New York, New York                 /s/ Richard C. Perry
                                          ---------------------------
                                          Richard C. Perry